EXHIBIT 23.4

                               COUNSEL'S CONSENT

We hereby consent to the summary discussion contained in the Prospectus constituting a part of this Registration Statement on Form S-1 based upon our advice which appears in such Prospectus under the heading "Certain Federal Income Tax Considerations." We also consent to the references to us under such heading in such Prospectus.






PARKER CHAPIN FLATTAU & KLIMPL, LLP



New York, New York
February 9, 1996